Exhibit 1

Transactions in the Securities of the Issuer During the Past Sixty Days

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

JLA REALTY ASSOCIATES, LLC

Purchase	12,000	$3.112	06/20/2025